Exhibit 99.1

Press Release	CONTACT:	Investor Relations
713.849.9911
IR@flotekind.com

Flotek Industries Announces Third Quarter Earnings Conference

Call, Details on Singular Research Presentation, Third Quarter

Operational Highlights

— Flotek sets third quarter 2011 earnings conference call time and date

— Third Quarter, 2011 revenues exceed $74 million.

— Flotek provides update on third quarter financial position, operations and balance sheet, announces October 21, 2011 cash balance of approximately $ 27.9 million.

— John Chisholm to present at Singular Research Investor Conference on Wednesday, October 26, 2011

HOUSTON, October 26, 2011 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) will host a conference call on Thursday, November 10, 2011 at 7:30 a.m. Central Time to discuss its operating results for the quarter ended September 30, 2011. Flotek intends to provide dial-in information through a press release on November 9, 2011.

Flotek plans to file its 10-Q after the market close on November 9, 2011. In addition, the Company will provide additional details regarding operating results in a press release after the market close on November 9, 2011.

Financial and Operational Update

Continued strength in North American drilling and completion activity as well as continued gains in market share are expected to provide improved operating results for the third quarter of 2011. Improved results are also a product of Flotek’s continued focus on new applications for the Company’s core businesses, international initiatives, new production applications – especially in the Company’s chemical technologies – and its improved sales and marketing culture.

Although financial results for the third quarter of 2011 have not been finalized, the Company expects revenues for the quarter to exceed $74 million. As noted in earlier releases, the Company posted approximately $23 million in revenues in July and $25 million in revenues in August.

Flotek experienced strong revenue growth in both the chemical and drilling products segments and also saw sequential gains in its artificial lift segment.

“Revenues north of $74 million are a record for Flotek,” said John Chisholm, Flotek’s Chairman and President. “We continued to benefit from our strategic marketing initiatives and continued acceptance of our message that ‘Flotek in your well’ means better results for our exploration and production clients. While the entire Flotek team is excited about the top line results in the third quarter, we remained focused on execution and future expectations as we look to continue our growth and success in the fourth quarter and into 2012.”

Flotek continued to strengthen its balance sheet in the quarter. The Company announced in September it closed a new $35 million credit facility with PNC Bank to provide working capital and strategic growth flexibility. The facility is currently undrawn. During the quarter the Company made a semi-annual interest payment on its convertible debt. Even with that payment, the Company ended the quarter with $25.5 in cash. As of October 21, 2011, Flotek had an approximate cash balance of $27.9 million.

“Along with continued growth in our core business, Flotek has been fortunate to continue improvements to its balance sheet,” added Chisholm. “During 2011, we have eliminated costly senior debt, reduced the balance on our convertible notes and executed a low-cost credit facility that will provide strategic capital and flexibility as we work to continue to grow our core businesses. In the coming months we will focus on further improving our balance sheet and considering a plethora of options to address the remaining outstanding notes.”

In the chemicals segment, horizontal drilling activity continues to provide opportunities for Flotek’s complex nano-fluid micro-emulsifiers. In addition, Flotek continues to execute on its strategy to expand its product offerings to reach liquids opportunities, specifically in the Eagle Ford, Niobrara and oily Barnett plays. The Company is making marked progress in creating value-added chemistries to address enhanced oil recovery opportunities.

Flotek’s drilling products segment continues to benefit from an increase in drilling activity in key domestic basins. Both the drilling motors business and the Company’s Teledrift measurement-while-drilling technology continue to post solid growth. Flotek’s continued focus on cross-selling products has resulted in new opportunities to increase the number of Flotek technologies working on each well.

Teledrift continues to gain market share domestically as the Company has retooled its marketing efforts. Among the most exciting opportunities continues to be the Permian Basin where the Company continues to gain market share and improve performance.

Presentation at Singular Research “Best of the Uncovereds” Investor Conference

As previously announced, , Flotek’s Chairman and President will make a presentation at Singular Research’s sixth annual “Best of the Uncovereds” conference on Wednesday, October 26, 2011.

The presentation, in Los Angeles, will begin at 11:00am PDT. The Company will post Mr. Chisholm’s presentation slides to its website, www.flotekind.com coincident with the presentation as well as a link to a webcast of the presentation. A replay of the webcast will be available following the presentation on Flotek’s website.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.